EXHIBIT (6)   (A):  ARTICLES OF INCORPORATION OF UNITED OF OMAHA LIFE INSURANCE
                    COMPANY



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                     UNITED OF OMAHA LIFE INSURANCE COMPANY


                                    ARTICLE I
                                NAME AND LOCATION

        The name of this Corporation shall be United of Omaha Life Insurance Company, and its principal place of business shall be in the City of Omaha, Douglas County, Nebraska.


                                   ARTICLE II
                               NATURE OF BUSINESS

        The nature of the business to be transacted, and the objects and purposes of the Company are to make Insurance upon the lives of individuals; and all and every Insurance pertaining thereto or connected therewith, including the granting, purchasing and disposing of Annuities, Variable Annuities, Endowments and Variable Life insurance and including Accidental Death Benefits and Disability Benefits; and such additional business as is authorized under Article VIII; and if the Board of Directors shall deem it prudent at any time, to conduct also an Accident and Health Insurance Department.


                                   ARTICLE III
                             PLAN AND CAPITAL STOCK

        Section I. This Company shall do business upon the Stock Legal Reserve Plan.

        Section II. The Capital Stock of the Company shall be Nine Million Dollars ($9,000,000.00), divided into Nine Hundred Thousand (900,000) Shares of the Par Value of Ten Dollars ($10.00) each.

        Section III. The Stock shall be transferable only by the actual delivery of the Stock Certificate properly endorsed, and the transfer duly recorded on the Stock Books of the Company.


                                   ARTICLE IV
                              LIMITATION OF CHARTER

        The Company may do business under these Articles of Incorporation when same have been filed and approved according to law, and shall have perpetual existence, unless sooner dissolved by or in accordance with the law.


                                    ARTICLE V
                             OFFICERS AND DIRECTORS

        Section I. The Officers of this Company shall consist of a President, one or more Vice Presidents, Secretary, Treasurer and such other Officers as may be provided for in the Bylaws and all the Officers shall be elected by the Board of Directors in such manner and for such terms as the Bylaws may prescribe.

        Section II. The Board of Directors shall consist of such number of directors as shall be specified in the Bylaws. The Board of Directors shall be elected by the Stockholders at the Annual Meeting. The number to be elected at each Annual Meeting, the terms for which they shall be elected, and the method of filling vacancies shall be fixed by the Bylaws. Directors need not be Stockholders unless required by law.

        Section III. The Board of Directors shall have the general management and control of the business of the Company.


                                   ARTICLE VI
                                 ANNUAL MEETING

        The Stockholders shall meet annually at such time, place and date as the Bylaws prescribe. Each Stockholder shall have the right to vote in person or by proxy and shall be entitled to one vote for each share of stock held by him or her at all Annual Meetings and at all Special Meetings legally called.


                                   ARTICLE VII
                                   INVESTMENTS

        The Company shall be authorized to invest its funds in any manner permitted by the Laws of the State of Nebraska.


                                  ARTICLE VIII
                                ADDITIONAL POWERS

        The Company, in addition to the powers herein conferred, shall be entitled to all the privileges and powers accorded like corporations organized under  the  Laws of  Nebraska;  and may  engage  in the  business  of  rendering investment advice and services and actuarial, loss prevention, marketing and sales, safety engineering, data processing, accounting, claims, appraisal and collection services, act as administrative agent for a government instrumentality performing an insurance function for a health and welfare program, and any other business activity reasonably complementary or supplementary to its insurance business; and the Company shall be entitled to hold, lease, convey, mortgage, encumber, buy or sell real estate and other securities and personal property necessary for the prosecution and maintenance of its business; and through its authorized Officers to do and perform all and every lawful act expedient or necessary, incident to the ownership of real and personal property, and the transaction of business connected therewith; and to do and perform through its authorized Officers all and every lawful act required or deemed expedient for the maintenance, perpetuity, prosperity or welfare of the Company.


                                   ARTICLE IX
                                   AMENDMENTS

        Amendments to these Articles of Incorporation may be adopted by two-thirds vote of all the Directors, approved by the Department of Insurance, and approved by two-thirds vote of all the stock voted in person or by proxy at that Annual or legally called Special Meeting. If amendments are to be proposed at any Special Meeting, notice of such Meeting, together with a copy of the proposed amendments as approved by the Department of Insurance, shall be mailed to each Stockholder at his address as shown by the Stock Books of the Company, at least thirty days prior to the date of such Special Meeting.


                                    ARTICLE X
                                 CORPORATE SEAL

        The Company's corporate seal shall contain the words, "United of Omaha Life Insurance Company" surrounding the words, "Corporate Seal", and the same may be altered at pleasure.


                                   ARTICLE XI
                             LIMITATION OF LIABILITY

        An outside director of the Company shall not be personally liable to the Company or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any act or omission not in good faith which involves intentional misconduct or a knowing violation of the law; (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit; (iii) paying or approving a dividend which is in violation of Nebraska law; (iv) any act or omission which violates a declaratory or injunctive order obtained by the Company or its Stockholders; and (v) any act or omission occurring prior to the effective date of the amendments to the Articles of Incorporation of the Company incorporating this ARTICLE XI.

        For purposes of this ARTICLE XI, an outside director shall mean a member of the Board of Directors who is not an officer or a person who may control the conduct of the Company through management agreements, voting trusts, directorships in related corporations, or any other device or relationship.

        If the Nebraska Business Corporation Act is amended after approval by the Stockholders of this ARTICLE XI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Nebraska Business Corporation Act as so amended.

        Any repeal or modification of the foregoing ARTICLE XI by the Stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.


                                   ARTICLE XII
                          INDEMNIFICATION OF DIRECTORS

        To the fullest extent permitted by law, the Corporation shall indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; PROVIDED HOWEVER, that this indemnity shall not protect a director against liability for (i) receipt of a financial benefit to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or its members, (iii) a violation of section 21-2096 of the Nebraska Business Corporation Act, or (iv) an intentional violation of criminal law); and PROVIDED FURTHER HOWEVER, that this indemnity shall not protect a director against liability in connection with a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct in section 21-20,103 of the Nebraska Business Corporation Act.

        To the fullest extent permitted by law, before final disposition of an action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, the Corporation shall advance funds to pay for or reimburse the reasonable expenses incurred by a director of the Corporation, who is a party to such action, suit or proceeding because he or she is a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, employee benefit plan or other entity if he or she delivers to the Corporation: (a) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been eliminated under a provision of these Articles of Incorporation as authorized by the Nebraska Business Corporation Act; and (b) his or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section 21-20,104 of the Nebraska Business Corporation Act and it is ultimately determined under section 21-20,106 or section 20,107 of the Nebraska Business Corporation Act that he or she has not met the relevant standard of conduct described in section 21-20,103 of the Nebraska Business Corporation Act. This undertaking shall be an unlimited general obligation of the director and shall not be required to be secured. It may be accepted without reference to the financial ability of the director to make repayment.

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